Exhibit No. 10.

STOCK EXCHANGE AGREEMENT

THIS STOCK EXCHANGE AGREEMENT (the “Agreement”) is made as of this 29th day of November, 2008, (the “Effective Date”) by and between AmeriResource Technologies, Inc., a Delaware corporation, (“ARIO”), and Midnight Holdings Group, Inc., a Delaware corporation (“MHGI”), (ARIO, and MHGI may hereinafter be referred to individually as a “Party” or collectively as the “Parties”).

RECITALS:

WHEREAS, ARIO is interested in expanding its business through investments and acquisitions in all industries that have a niche market;

WHEREAS, MHGI is a holdings company that owns intellectual property as well as subsidiary entities which are or have been engaged in providing aftermarket automotive products and services for both new and used automobiles; and

WHEREAS, ARIO desires to acquire 41% of the outstanding Convertible Preferred Series A stock of MHGI, and MHGI is interested in exchanging 41% of their Convertible Preferred Series A stock for 250,000 shares of AmeriResource Convertible Preferred Series “E”  stock, pursuant to the terms and conditions described herein and for the consideration set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the promises, representations, and covenants described herein, and in consideration of the recitals above, which are incorporated herein by reference, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

1.         Consideration and Exchange of Shares.

(a)        Exchange of Shares. The Parties hereto agree that MHGI will, upon the final closing, exchange, assign, transfer and convey exclusively to ARIO FOUR MILLION ONE HUNDRED THOUSAND SHARES (4,100,000) shares of MHGI Convertible Preferred Series “A” stock (the “MHGI Shares”), constituting 41% of the issued and outstanding Convertible Preferred Series A stock of MHGI, in exchange for TWO HUNDRED AND FIFTY THOUSAND (250,000) shares of AmeriResource Convertible Preferred Series E stock (the “ARIO Shares”).  Upon the effective closing of this Agreement, MHGI will become a majority-owned subsidiary of ARIO.

(b)        Contingent Consideration prior to Closing. The Effective Closing of the Stock Exchange between the Parties shall occur when MHGI brings its financial statements current with the filings of its Form 10 KSB for year-end December 31, 2007 and 2008, and all quarterly filings, through filing of all Form 10 Qs, for the calendar years 2007, 2008, and 2009. Upon the filing of all financial statements thereby bringing MHGI current in its filings, the Effective Closing or exchange of the shares will take place at a designated place between the Parties.  ARIO hereby agrees that it shall provide the necessary funding and management to allow MHGI to complete its obligations under this contingency.

3.         Closing. The closing of the transaction shall be held within ten (10) business days following the final filing of MHGI financial statements thereby bringing the Company current in its financial statements. The anticipated Closing date, (the “Closing”), is in June or July of 2009. The Closing of this Agreement and exchange of stock shall take place at the offices of ARIO, in the City of Las Vegas, Nevada, or at such other place as the Parties may agree to. At Closing, the Parties shall deliver all information and documents necessary or reasonable required by the Parties to fulfill their respective obligations as outlined hereunder.

4.         Conditions Precedent to Closing.

(a)        Conditions to Obligations of AmeriResource. The obligations of AmeriResource under this Agreement are subject to the fulfillment on or prior to Closing of the following conditions:

(i)           Representations and Warranties Correct; Performance of Obligations.  The representations and warranties made by AmeriResource herein shall be true and correct in all material respects when made, and shall be true and correct in all material respects at Closing with the same force and effect as if they had been made on and as of Closing. ARIO shall have performed in all material respects all obligations and conditions herein required to be performed or observed by AmeriResource and the transactions herein contemplated, on or prior to the Closing.

(b)        Conditions to Obligations of MGHI. The obligations of MHGI under this Agreement are subject to the fulfillment on or prior to Closing of the following conditions:

(i)           Representations and Warranties Correct; Performance of Obligations.  The representations and warranties made by MHGI herein shall be true and correct in all material respects when made, and shall be true and correct in all material respects at Closing with the same force and effect as if they had been made on and as of Closing. MHGI shall have performed in all material respects all obligations and conditions herein required to be performed or observed by it on or prior to Closing.

5.         Representations and Warranties of MHGI.  MHGI makes the following warranties and representations to AmeriResource:

(a)        MHGI represents and warrants that prior to this transaction, MHGI is authorized to issue One Billion (1,000,000,000) shares of voting common stock and Ten Million 10,000,000 shares of Preferred Series Stock and has approximately NINE HUNDRED AND TWENTY EIGHT MILLION, ONE HUNDRED AND SIXTY EIGHT THOUSAND (928,168,000) issued and outstanding of common voting stock and had a total of FOUR MILLION (4,000,000) issued and outstanding of Preferred Series Stock as of the date of this Agreement. MHGI further represents and warrants that MHGI is a corporation duly incorporated and in good standing as a corporation under the laws of the State of Delaware and have all necessary corporate power and authority to engage in the business in which they are presently engaged.

(b)       MHGI represents and warrants that it has the full right, power, legal capacity, and authority to enter into, and perform its respective obligations under this Agreement, and that this Agreement will not conflict with any other obligations, contracts or other agreements.

(c)       MHGI represents and warrants that the operations of MHGI will not undergo any material change from the date hereof until the date of Closing and that the operations and assets of MHGI are all adequately insured.

(d)       MHGI represents and warrants that it has disclosed, and continues to disclose in its Due Diligence website and through email and other forms of communications, there are no other claims, demands, proceedings, defaults, obligations, suits, or threats of suit, seizure, or foreclosure against MHGI and that there is no suit, action, or legal, administrative, arbitration, or other proceeding pending or threatened which could as of Closing adversely affect ARIO’s ownership of the MHGI Shares, except as is noted in the Company’s Form 10 K for the period ended December 31, 2006, and its Form 10 Q for the period ended June 30, 2007 and as disclosed in its Due Diligence.

(e)        MHGI represents and warrants that, except as disclosed in the Due Diligence provided to ARIO, all of the assets of MHGI are free and clear of all mortgages, liens, pledges, encumbrances, or security interests of any nature whatsoever and, upon MHGI transfer of the MGHI Shares to ARIO, all assets and property of MGHI are, to the best of MHGI’s knowledge, in good operating condition and repair. Further, to the best of MHGI’s knowledge, there are no structural or operational defects in any of the existing operations which would materially affect their continued use in the same manner. MHGI also represents that MHGI is in default on a number of leases, licenses, commitments, or other agreements, except as is noted in the Company’s Form 10 K for the period ended December 31, 2006, and its Form 10 Q for the period ended June 30, 2007 and as disclosed in its Due Diligence.

(f)        MHGI represents and warrants that except as disclosed in its Due Diligence, they:  (i) are not in violation of any applicable building, zoning, occupational safety and health, pension, environmental control or similar law, ordinance or regulation in relation to their structures or equipment or the operation thereof or of their business, or any fair employment, equal opportunity or similar law, ordinance or regulation, or any other law, ordinance, regulation or order applicable to their business or assets, (ii) have not received any complaint from any governmental authority, and none is threatened, alleging that MHGI is in violation of any applicable law, ordinance, regulation or order, (iii) have not received any notice from any governmental authority of any pending proceeding to take all or any part of any properties (whether leased or owned) by condemnation or right of eminent domain and no such proceeding is threatened, (iv) are not a party to any agreement or instrument, or subject to any charter or other corporate restriction or judgment, order, writ, injunction, rule, regulation, code or ordinance, which adversely affects the business, operations, prospects, properties, assets or condition, financial or otherwise, of MHGI and (v) are not in violation of, and the execution of this Agreement and the consummation of the transactions contemplated herein will not violate, any bankruptcy law, ruling, administrative decision, agreement, or plan to which MHGI is subject to.

(g)       MHGI represents and warrants that any and all authorizations, approvals or other actions by, notices to, or filings with, any governmental authority, if applicable, required to be obtained or made in connection with AmeriResource have been obtained or will be made, and that except as disclosed in its Due Diligence, no consent of any third party is required to be obtained for the due execution, delivery and performance of this Agreement. Governmental authorities include all Federal, State and local agencies.

(h)       The warranties and representations set forth in this Article are ongoing warranties and representations by MHGI and shall survive the Closing.

6.         Representations and Warranties of AmeriResource. AmeriResource makes the following warranties and representations to MHGI:

(a)       AmeriResource represents and warrants that it has approximately Four Billion Three Hundred Ninety-eight Million Six Hundred Seventy-four thousand Three hundred Thirty-seven (4,398,674,337) shares issued and outstanding as of the date of this agreement.  AmeriResource is duly incorporated and in good standing as a corporation under the laws of the State of Delaware, and it has all necessary corporate power and authority to engage in the business in which it is presently engaged.

(b)       AmeriResource represents and warrants that it has the full right, power, legal capacity, and authority to enter into, and perform their respective obligations under this Agreement, and that this Agreement will not conflict with any other obligations, contracts or agreements of AmeriResource.

(c)       AmeriResource represents and warrants that there are no claims, demands, proceedings, defaults, obligations, suits, or threats or suit, seizure, or foreclosure against AmeriResource except as is noted in the company’s Form 10 K for period ended December 31, 2007, and Form 10 Q for period ended September 30, 2008.

(d)       AmeriResource represents and warrants that no authorization, approval or other action by, and no notice to or filing with, any governmental authority is required to be obtained or made, and no consent of any third party is required to be obtained by AmeriResource for the due execution, delivery and performance of this Agreement.

(e)       AmeriResource understands and acknowledges that the MHGI Shares will not be registered under the Securities Act nor qualified under any state securities laws, by virtue of exemptions thereto. AmeriResource has such experience and knowledge in investment, financial and business matters in investments similar to the MHGI Shares that it is capable of protecting its own interest in connection therewith and qualifying for such exemptions. Further, AmeriResource is acquiring the MHGI Shares through a stock for stock like exchange for investment purposes only for its own account, and not on behalf of any other person nor with a view to, or for resale in connection with any distribution thereof. AmeriResource understands that the certificates representing the MHGI Shares will be stamped with a legend substantially in the following form or a similar form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

(f)        The warranties and representations set forth in this Article are ongoing warranties and representations by AmeriResource and shall survive the Closing.

7.         Due Diligence.     The Parties hereby acknowledge and agree that prior to the execution of this Agreement they have conducted such due diligence as necessary and commercially customary for this Agreement and the transactions contemplated by it.

8.         Continuing Obligations of the Parties. The Parties hereby agreed after the Closing to assist and cooperate in good faith with each other on a timely basis in providing any information or documents, or executing any documents, necessary or reasonably required to fulfill the Party’s obligations hereunder.

9.         Default and Cure. In the event some Party fails or refuses to perform its obligations under this Agreement in a timely manner, then the other Party may give notice to such other Party of default hereunder.  Said notice shall set forth with sufficient specificity and particularity the details of said default.  The Parties to whom said default notice is given shall have thirty (30) days from the date of the delivery of the notice to either (a) cure the deficiencies set forth in the notice or (b) give written reply to the notice setting forth with particularity the reasons for the nonexistence of default or inability to cure the default(s). In the event the Party receiving notice of default does not cure such default or set forth reasons for the nonexistence of default by thirty (30) calendar days from the date of delivery of the notice, the defaulting Party will be deemed in breach of this Agreement. Upon breach of this Agreement, the non-breaching Party shall have the right to rescind this Agreement and the transactions contemplated by it.  In the event this Agreement is rescinded, the Parties shall take such actions as necessary to give effect to such rescission.

10.       Indemnification.    The Parties shall indemnify, defend and hold harmless each other against any and all undisclosed liabilities of the other not set forth in this Agreement or the exhibits and schedules provided herewith.   This indemnification shall survive the Closing.

11.       Rescission. Notwithstanding the rescission rights as set forth in Article 9, in the event MHGI does not become current in its filings on or before December 31, 2009, and provided that AmeriResource has met all of its obligations to fund and manage the MHGI filing and audit processes required under this Agreement, the Agreement may be terminated by mutual written consent of the parties effective December 31, 2009.

12.       Professional Assistance. Both Parties hereby acknowledge that they had a full opportunity to seek legal and tax assistance of their own choosing prior to the execution of this Agreement, and that they have done so, or have expressly waived their right to such assistance and counsel.

13.       Costs. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and consummation of the transactions contemplated hereby shall be paid by each Party incurring such costs and expenses.

14.       Securities Laws and Taxation.  Both Parties hereby agree and acknowledge that the transfer of securities pursuant to this Agreement shall constitute an exempt isolated transaction and the restricted securities received in such transfer and exchange do not have to be registered under federal or state securities laws and regulations.  It is the express intention of the Parties that this Agreement and the transactions contemplated by it is treated to the extent possible as a tax-free exchange of stock pursuant to the IRS code of 1986 (and regulation thereto), as amended.

15.       Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein, and supercedes all prior negotiations, correspondence, understandings, and agreements among the Parties hereto respecting the subject matter hereof.

16.       Headings.  The article and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17.       Good Faith and Fair Dealing.  The Parties agree that this Agreement imposes an implied duty of good faith and fair dealing on all the respective obligations of the Parties.

18.       Amendment and Modification; Waiver of Compliance.  Subject to applicable law, this Agreement may be amended, modified, and supplemented only by written agreement signed by the Parties.  Any failure by any Party to this Agreement to comply with any obligation, covenant, agreement, or condition contained herein may be expressly waived in writing by the other Party hereto, but such waivers or failure to insist upon strict compliance shall not operate as a waiver of, or estoppels with respect to any subsequent or other failure.

19.       Counterpart’s & Facsimile.  This Agreement and its exhibits may be executed simultaneously in one or more counterparts or by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.       Rights of Parties.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to it and their respective heirs, legal representatives, successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons not a party to this Agreement, nor shall any provision give any such third persons any right of subordination or action over or against any Party to this Agreement.

21.       Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest, or obligations hereunder shall be assigned by any Party hereto without the prior written consent of the other Party.

22.       Arbitration.    Any controversy or claim arising out of or relating to this Agreement or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment on the award rendered may be entered in any court having jurisdiction.

23.       Governing Law and Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without reference to the conflict of laws principles thereof.  In the event any dispute regarding this Agreement arises between the Parties and is not resolved at arbitration, such dispute shall be brought in a proper jurisdiction located within Clark County, State of Nevada.

24.       Notices.  All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered by hand, overnight courier, facsimile, or mailed certified or registered mail with postage prepaid, to the addresses set forth below:

If to ARIO:	AmeriResource Technologies, Inc.
3440 E. Russell Road, Suite 217
Las Vegas, Nevada 89120
Attention: Delmar Janovec
TEL: (702) 214-4249
FAX: (702)214-4221
Email: Delmar@ameriresourcetechnologies.com

With a copy to:	Anslow & Jaclin
195 Route 9 South
Manalapan, NJ 07726
TEL: 732 409 1212
FAX: 732 577 1188
Attention: Gregg E. Jaclin, Esq.
Email: GJaclin@anslowlaw.com

If to MHGI:	Midnight Holdings Group, Inc.
C/O All Night Auto of Troy (Retail Service Center)
3872 Rochester Road
Troy. MI 48083
TEL: (248) 619-9020
FAX: (248) 619-0596
Attention: Nicholas Cocco
Email: nicholas.cocco@amobilepro.com

With a copy to:	Anslow & Jaclin
195 Route 9 South
Manalapan, NJ 07726
TEL: 732 409 1212
FAX: 732 577 1188
Attention: Gregg E. Jaclin, Esq.
Email: GJaclin@anslowlaw.com

25.       Joint Effort to Prepare.  This Agreement has been prepared by the joint efforts of the attorneys of all of the signatories to this Agreement and shall not be construed against any particular Party. Should any provision of this Agreement require judicial interpretation, the Parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one Party by reason of the rule of construction that a document is to be more strictly construed against the Party who itself or through its agents prepared the same, it being agreed that the Parties hereto and their respective agents have participated in the preparation hereof.

26.       Authority.  Both Parties acknowledge that by execution of this Agreement they have the right, power, legal capacity, and authority to enter into, and perform their respective obligations under this Agreement, and no approvals or consents of any persons other than the Parties are necessary in connection with this Agreement.  The execution and delivery of this Agreement have been individually consented to in writing by all the disclosed individuals of each Party.

Signature page to follow.

IN WITNESS WHEREOF, the signatures of the Parties below evidence their approval, acceptance and acknowledgement of the terms contained in this Agreement.

AMERIRESOURCE TECHNOLOGIES, INC.	MIDNIGHT HOLDINGS GROUP, INC.

/s/ Delmar Janovec	/s/ Nicholas A. Cocco

By: Delmar Janovec	By: Nicholas A. Cocco
Name: Delmar Janovec	Name: Nicholas A. Cocco
Title: President	Title: Chairman

EXHIBIT A

EXCHANGE OF SHARES

MHGI shares transferred to ARIO	MHGI shares received

ARIO shares transferred to MHGI	ARIO shares received